EXHIBIT 5.1

                  INVESTMENT ADVISORY AGREEMENT

                  BERGER OMNI INVESTMENT TRUST

     THIS INVESTMENT ADVISORY AGREEMENT (the "Agreement") is made this ____ day of _________, 1997, between BERGER ASSOCIATES,
INC., a Delaware corporation ("Berger Associates"), and BERGER
OMNI INVESTMENT TRUST, a Massachusetts business trust (the
"Trust").

                      W I T N E S S E T H:
                      - - - - - - - - - -

     WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), currently consisting of one portfolio series (the "Fund") having its own investment policies, and has registered its shares for public offering under the Securities Act of 1933, as amended (the "1933 Act"); and

     WHEREAS, the Trust is authorized to create separate series of shares, each with its own separate investment portfolio, one of such series created by the Trust being the Fund; and

     WHEREAS, the Trust and Berger Associates deem it mutually advantageous that Berger Associates should assist the Trustees and officers of the Trust in the management of the securities portfolio of the Fund.

     NOW, THEREFORE, the parties agree as follows:

     1. Appointment. The Trust hereby appoints Berger ----------- Associates as investment adviser and manager with respect to the Fund for the period and on the terms set forth in this Agreement. Berger Associates hereby accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

     2. Investment Advisory Functions. Subject to the ----------------------------- approval of the
Trustees of the Trust and, if required, the shareholders of the Fund, Berger Associates is authorized to engage one or more sub-advisers in connection with Berger Associates' duties and responsibilities under this Agreement, which sub-advisers may be affiliates of Berger Associates. In its capacity as investment adviser to the Fund, Berger Associates shall have the following duties and responsibilities:

             (a) To manage the investment operations of the Fund and the composition of its investment portfolio, and to determine without prior consultation with the Trust, what securities and other assets of the Fund will be acquired, held, disposed of or loaned, in conformity with the investment objective, policies and restrictions and the other statements concerning the Fund in the Trust's declaration of trust, as amended from time to time (the "Declaration of Trust"), bylaws, and registration statements under the

                     1940 Act and the 1933 Act, the Investment
                     Advisers Act of 1940, as amended (the
                     "Advisers Act"), the rules thereunder, and all other applicable federal and state laws and regulations, and the provisions of the Internal Revenue Code of 1986, as amended, applicable to the Fund as a regulated investment company;

             (b) To cause its officers to attend meetings and furnish oral or written reports, as the Trust may reasonably require, in order to keep the Trustees and appropriate officers of the Trust fully informed as to the condition of the investment portfolio of the Fund, the investment recommendations of Berger Associates, and the investment considerations which have given rise to those recommendations;

             (c)     To supervise the purchase and sale of
                     securities as directed by the appropriate officers of the Trust or any sub-adviser engaged by Berger Associates pursuant to the authority granted in this Section 2;

             (d) To maintain all books and records required to be maintained by Berger Associates pursuant to the 1940 Act and the rules and regulations promulgated thereunder, as the same may be amended from time to time, with respect to transactions on behalf of the Fund, and shall furnish the Trustees with such periodic and special reports as the Trustees reasonably may request. Berger Associates agrees that all records which it maintains for the Fund or the Trust are the property of the Trust, agrees to permit the reasonable inspection thereof by the Trust or its designees and agrees to preserve for the periods prescribed under the 1940 Act any records which it maintains for the Trust and which are required to be maintained under the 1940 Act, and further agrees to surrender promptly to the Trust or its designees any records which it maintains for the Trust upon request by the Trust; and

             (e)     At such times as shall be reasonably
                     requested by the Trustees, to provide the Trustees with economic, operational and investment data and reports, including without limitation all information and materials reasonably requested by or requested to be delivered to the Trustees of the Trust pursuant to Section 15(c) of the 1940 Act, and make available to the Trustees any economic, statistical and investment services normally available to similar investment company clients of Berger Associates.

     3. Further Obligations. In all matters relating to the ------------------- performance of this Agreement,
Berger Associates shall act in conformity with the Trust's Declaration of Trust, bylaws and currently effective registration statements under the 1940 Act and the 1933 Act and any amendments or supplements thereto (the "Registration Statements") and with the written policies, procedures and guidelines of the Fund, and written instructions and directions of the Trustees

of the Trust and shall comply with the requirements of the 1940 Act, the Advisers Act, the rules thereunder, and all other applicable federal and state laws and regulations. The Trust agrees to provide Berger Associates with copies of the Trust's Declaration of Trust, bylaws, Registration Statements, written policies, procedures and guidelines, and written instructions and directions of the Trustees, and any amendments or supplements to any of them at, or, if practicable, before the time such materials become effective.

     4.      Obligations of Trust.  The Trust shall have the
             -------------------- following obligations under this Agreement:

             (a) To keep Berger Associates continuously and fully informed as to the composition of the investment portfolio of the Fund and the nature of all of the Fund's assets and liabilities from time to time;

             (b)     To furnish Berger Associates with a
certified copy of any financial statement or report prepared for the Fund by certified or independent public accountants and with copies of any financial statements or reports made to the Fund's shareholders or to any governmental body or securities exchange;

             (c)     To furnish Berger Associates with any
further materials or information which Berger Associates may reasonably request to enable it to perform its function under this Agreement; and

             (d)     To compensate Berger Associates for its
services in accordance with the provisions of paragraph 5 hereof.

     5.      Compensation.  The Trust shall pay to Berger
Associates
             ------------ for its services under this Agreement a fee, payable in United States dollars, at an annual rate of 0.90% of the average daily net asset value of the Fund. This fee shall be computed and accrued daily and payable monthly on the last day of each month during which or part of which this Agreement is in effect. For the month during which this Agreement becomes effective and the month during which it terminates, however, there shall be an appropriate proration of the fee payable for such month based on the number of calendar days of such month during which this Agreement is effective.

     6.      Expenses.
             --------

     (a) Expenses Paid by the Trust. The Trust assumes and -------------------------- shall pay all expenses incidental to its operations and business not specifically assumed or agreed to be paid by Berger Associateshereunder or otherwise, including, but not limited to, any compensation, fees or reimbursements which the Trust pays to its Trustees who are not interested persons of Berger Associates; compensation of the Fund's custodian, transfer agent, registrar and dividend disbursing agent and other service providers; legal, accounting, audit and printing expenses; administrative, clerical, recordkeeping and bookkeeping expenses; brokerage commissions and

all other expenses in connection with execution of portfolio transactions (including any appropriate commissions paid to Berger Associates or its affiliates for effecting exchange listed, over-the-counter or other securities transactions); interest; all federal, state and local taxes (including stamp, excise, income and franchise taxes); costs of stock certificates and expenses of delivering such certificates to the purchasers thereof; expenses of local representation in Massachusetts; expenses of shareholders' meetings and of preparing, printing and distributing proxy statements, notices, and reports to shareholders; expenses of preparing and filing reports and tax returns with federal and state regulatory authorities; all expenses incurred in complying with all federal and state laws and the laws of any foreign country applicable to the issue, offer or sale of shares of the Fund, including, but not limited to, all costs involved in preparing, printing and mailing prospectuses and statements of additional information to shareholders of the Fund; and all fees, dues and other expenses incurred by the Trust in connection with the membership of the Trust in any trade association or other investment company organization. To the extent that Berger Associates shall perform any of the above described administrative and clerical functions, including transfer agency, registry, dividend disbursing, recordkeeping, bookkeeping, accounting and blue sky monitoring and registration functions, and the preparation of reports and returns, the Trust shall pay to Berger Associates compensation for, or reimburse Berger Associates for its expenses incurred in connection with, such services as Berger Associates and the Trust shall agree from time to time, any other provision of this Agreement notwithstanding.

     (b)     Expenses Paid by Berger Associates.  Berger
Associates
             ---------------------------------- shall pay all its
own costs and expenses incurred in rendering the services required under this Agreement. In addition to such costs and expenses, Berger Associates shall incur and pay the following expenses relating to the Fund's operations:

             (i) Reasonable compensation, fees and related expenses of the Trust's officers and Trustees, except for such Trustees who are not interested persons of Berger Associates;

             (ii)    Rental of offices of the Trust; and

             (iii) Fees of any sub-adviser engaged by Berger pursuant to the authority granted in Section 2 hereof.

     7.      Brokerage Commissions.  For purposes of this
Agreement,
             --------------------- brokerage commissions paid by the Fund upon the purchase or sale of its portfolio securities shall be considered a cost of securities of the Fund and shall be paid by the Fund. Absent instructions from the Trust to the contrary, Berger Associates is authorized and directed to place Fund portfolio transactions only with brokers and dealers who render satisfactory service in the execution of orders at the most favorable prices and at reasonable commission rates, provided, however, that Berger Associates may pay a broker an amount of commission for effecting a securities transaction in excess of the amount of commission another broker would have charged for effecting that transaction if Berger Associates determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such

broker viewed in terms of either that particular transaction or the overall responsibilities of Berger Associates. Berger Associates is also authorized to consider sales of Fund shares as a factor in selecting broker-dealers to execute Fund portfolio transactions. In placing portfolio business with such broker-dealers, Berger Associates shall seek the best execution of each transaction. Subject to the terms of this Agreement and the applicable requirements and provisions of the law, including the 1940 Act and the Securities Exchange Act of 1934, as amended, and in the event that Berger Associates or an affiliate is registered as a broker-dealer, Berger Associates may select a broker with which it or any of its affiliates or the Fund is affiliated. Berger Associates or such affiliated broker may effect or execute Fund portfolio transactions, whether on a securities exchange or in the over-the-counter market, and receive separate compensation from the Fund therefor. Notwithstanding the foregoing, the Trust shall retain the right to direct the placement of all portfolio transactions, and the Trustees of the Trust may establish policies or guidelines to be followed by Berger Associates in placing portfolio transactions for the Trust pursuant to the foregoing provisions. Berger Associates shall report on the placement of portfolio transactions in the prior fiscal quarter at each quarterly meeting of such Trustees. To the extent consistent with applicable law, purchase or sell orders for the Fund may be aggregated with simultaneous purchase or sell orders for other clients of Berger Associates. Whenever Berger Associates simultaneously places orders to purchase or sell the same security on behalf of the Fund and one or more other clients of Berger Associates, such orders will be allocated as to price and amount among all such clients in a manner reasonably believed by Berger Associates to be fair and equitable to each client.
The Trust recognizes that in some cases, this procedure may adversely affect the results obtained for the Fund.

     8. Termination. This Agreement may be terminated at any
             ----------- time, without penalty, by the Trustees of the Trust, or by the shareholders of the Fund acting by vote of at least a majority of its outstanding voting securities, provided in either case that sixty (60) days' advance written notice of termination be given to Berger Associates at its principal place of business. This Agreement may be terminated by Berger Associates at any time, without penalty, by giving sixty
(60) days' advance written notice of termination to the Trust, addressed to its principal place of business. The Trust agrees that, consistent with the terms of the Trust's Declaration of Trust, the Trust shall cease to use the name "Berger" in connection with the Fund as soon as reasonably practicable following any termination of this Agreement if Berger Associates does not continue to provide investment advice to the Fund after such termination.

     9.      Assignment.  This Agreement shall terminate
             ---------- automatically in the event of any assignment of this Agreement.

     10. Term. This Agreement shall continue in effect until ---- April 30, 1998, unless sooner terminated in accordance with its terms, and shall continue in effect from year to year thereafter only so long as such continuance is specifically approved at least annually by the vote of a majority of the Trustees of the Trust who are not parties hereto or interested persons of any such party, cast in person at a meeting called for the purpose of voting on the approval of the terms of such renewal, and by either the Trustees of the Trust or the affirmative vote of a majority of the outstanding voting securities of the Fund.

     11. Amendments. This Agreement may be amended by the ---------- parties only if such amendment is specifically approved (i) by a majority of the Trustees, including a majority of the Trustees who are not interested persons of the Fund or Berger Associates and, (ii) if required by applicable law, by the affirmative vote of a majority of the outstanding voting securities of the Fund.

     12. Allocation of Expenses. The Trustees shall determine
             ---------------------- the basis for making an
appropriate allocation of the Trust's expenses (other than those directly attributable to the Fund) between the Fund and any other series of the Trust and between the Fund and other investment companies managed by Berger Associates.

     13. Limitation on Personal Liability. NOTICE IS HEREBY -------------------------------- GIVEN that the
Trust is a business trust organized under the laws of the Commonwealth of Massachusetts pursuant to a Declaration of Trust filed in the office of the Secretary of State of the Commonwealth of Massachusetts. All parties to this Agreement acknowledge and agree that this Agreement was made by and on behalf of the Trust by the person executing below as an officer of the Trust and not individually, that the Trust is a series trust and all debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets held with respect to such series only, and not against the assets of the Trust generally or against the assets held with respect to any other series and further that no trustee, officer or holder of shares of beneficial interest of the Trust shall be personally liable for any of the foregoing.

     14.     Limitation of Liability of Berger Associates.
Berger
             --------------------------------------------
Associates shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission taken with respect to the Fund, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder and except to the extent otherwise provided by law. As used in this Section 14, "Berger Associates" shall include any affiliate of Berger Associates performing services for the Trust contemplated hereunder and directors, officers and employees of Berger Associates and such affiliates.

     15. Activities of Berger Associates. The services of ------------------------------- Berger Associates to
the Trust hereunder are not to be deemed to be exclusive, and Berger Associates and its affiliates are free to render services to other parties, so long as its services under this Agreement are not materially adversely affected or otherwise impaired thereby. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of Berger Associates to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature. It is understood that trustees, officers and shareholders of the Trust are or may become interested in Berger Associates as directors, officers and shareholders of Berger Associates, that directors, officers, employees and shareholders of Berger Associates are or may become similarly interested in the Trust, and that Berger Associates may become interested in the Trust as a shareholder or otherwise.

     16. Certain Definitions. The terms "vote of a majority of
             ------------------- the outstanding voting securities", "assignment", "approved at least annually" and "interested persons" when used herein, shall have the respective meanings specified in the 1940 Act, as now in effect or hereafter amended, and the rules and regulations thereunder, subject to such orders, exemptions and interpretations as may be issued by the Securities and Exchange Commission under said Act and as may be then in effect. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation, order, interpretation or other authority of the Securities and Exchange Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, order, interpretation or other authority.

     17. Governing Law. This Agreement shall be construed in ------------- accordance with the laws of the State of Colorado (without giving effect to the conflicts of laws principles thereof) and the 1940 Act. To the extent that the applicable laws of the State of Colorado conflict with the applicable provisions of the 1940 Act, the latter shall control.

     18. Miscellaneous. The headings in this Agreement are ------------- included for convenience of reference only and in no way define or limit any of the provisions thereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

     IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Investment Advisory Agreement as of the date and year first above written.

                                                  BERGER
ASSOCIATES, INC.



By:_________________________
                                                     Gerard M.
Lavin
                                                     President


                                                  BERGER OMNI
INVESTMENT TRUST



By:_________________________
                                                  Name:
                                                  Title:


                               -7-